Sky Petroleum Updates Drilling Plans on Second Mubarek Well

Drilling Rig Expected to Return to the Mubarek Field in Early November

AUSTIN, TX -- 09/19/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide an update on the drilling plans for the second well at the Mubarek Field.

Sky Petroleum and Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, announces that the Rani Woro jackup rig, currently drilling for another operator, is expected to return to the field around November 1, 2006. This date is approximately 45 days later than originally anticipated due to operational delays with the current operator. Earlier this year, Crescent signed a contract with P.T. Apexindo Pratama Duta Tbk, the largest Indonesian oil and gas drilling company, to drill the two obligation wells using the Rani Woro jackup rig. The Rani Woro can operate to a water depth of 350 feet and has a 25,000 foot drilling capacity.

As announced on July 26, 2006 Sky Petroleum and Crescent have agreed on a second well location to be drilled to the Ilam/Mishrif reservoir. The data from the first well, Mubarek H2, allowed an up to date assessment of the factors affecting reservoir performance in this mature field which indicated that the proposed J3 location should be reconsidered. The second well, designated Mubarek K2-ST3, will now be drilled on the northwest of the field proximal to the Mubarek K1 well location. K1 was drilled as Thamama producer (a deeper gas condensate reservoir underlying the Ilam/Mishrif) and electric log readings over the Ilam/Mishrif section indicate good oil saturated reservoir.

Crescent has also continued evaluating the H2 well. Following a review of the results of the Memory Production "MPLT" data, Crescent plans to carry out wireline work on the H2 well within the coming weeks. The objective will be to set a bridge plug to isolate perforations which appear to be producing water and no oil. In addition the planned alterations to the gas lift system in the well are anticipated to enable an increase in oil production from the well. After observing the well's performance as a result of this configuration change Crescent will evaluate whether a re-stimulation program of the zones in the Ilam section should be carried out. During August the oil production from the H2 well averaged approximately 200 bopd with an average water cut of 90%.

"We continue to generate revenues of approximately $200,000 per month and believe we will see improved income from the Mubarek Field when both wells are on production," said Brent Kinney, chief executive officer of Sky Petroleum, Inc. "We are also continuing to look at other oil and gas opportunities that will add shareholder value."

Mubarek Field Program

The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. It is anticipated that the second obligation well, which will spud in the fourth quarter of 2006 will be completed within 45 days. On completion of the two obligation wells a further well development program will be evaluated. Sky Petroleum believes that there is potential for additional wells to be drilled and anticipates production from these wells to commence in late 2007 or 2008 subject to a positive evaluation and rig availability.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com